UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 29, 2005
BANK OF COMMERCE HOLDINGS
(Exact name of Registrant as specified in its charter)

California	000-25135	94-2823865

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1951 Churn Creek Road
Redding, California		96002

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (530) 224-3333
N/A
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 142-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c ))

Item 1.01 Entry Into a Material Definitive Agreement.
See discussion at Item 2.03 below.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On July 29, 2005, Bank of Commerce Holdings (the “Company”) participated in a private placement to an institutional investor of $10 million of fixed rate trust preferred securities (the “Trust Preferred Securities”), through a newly formed Delaware trust affiliate, Bank of Commerce Holdings Trust II (the “Trust”). The Trust Preferred Securities mature on September 15, 2035, and are redeemable at the Company’s option on any March 15, June 15, September 15 or December 15 on or after September 15, 2010. In addition, the Trust Preferred Securities require quarterly distributions by the Trust to the holder of the Trust Preferred Securities at a rate of 6.115%, until September 10, 2010 after which the rate will reset quarterly to equal LIBOR plus 1.58%. The Trust simultaneously issued $310,000 of the Trust’s common shares of beneficial interest to the Company.
     The proceeds from the sale of the Trust Preferred Securities were used by the Trust to purchase from the Company the aggregate principal amount of $10,310,000 of the Company’s floating rate junior subordinate notes (the “Notes”). The net proceeds to the Company from the sale of the Notes to the Trust will be used by the Company for general corporate purposes, including funding the growth of the Company’s various financial services.
     The Notes were issued pursuant to a Junior Subordinated Indenture (the “Indenture”), dated July 29, 2005, by and between the Company and JPMorgan Chase Bank, National Association, as trustee. Like the Trust Preferred Securities, the Notes bear interest at a floating rate, at 6.115% until September 10, 2010, after which the rate will reset on a quarterly basis to equal LIBOR plus 1.58%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the Trust Preferred Securities. However, so long as no event of default, as described below, has occurred under the Notes, the Company may, at any time and from time to time, defer interest payments on the Notes (in which case the Trust will be entitled to defer distributions otherwise due on the Trust Preferred Securities) for up to twenty (20) consecutive quarters.
     The Notes are subordinated to the prior payment of other indebtedness of the Company that, by its terms, is not similarly subordinated. Although the Notes will be recorded as a long term liability on the Company’s balance sheet, for regulatory purposes, the Notes are expected to be treated as Tier 1 or Tier 2 capital under rulings of the Federal Reserve Board, the Company’s primary federal regulatory agency.
     The Notes mature on September 15, 2035, but may be redeemed at the Company’s option at any time on or after September 15, 2010 or at any time upon certain events, such as a change in the regulatory capital treatment of the Notes, the Trust being deemed to be an investment company or the occurrence of certain adverse tax events. In each case, the Company may redeem the Notes for their aggregate principal amount, plus accrued interest, if any.
     The Notes may be declared immediately due and payable at the election of the trustee or holders of 25% of the aggregate principal amount of outstanding Notes upon the occurrence of an event of default. An event of default generally means:
     (1) default in the payment of any interest when due that continues unremedied for a period of thirty (30) days, except in the case of an election by the Company to defer payments of interest for up to twenty (20) consecutive quarters (which does not constitute an event of default); (2) a default in the payment of the principal amount of the Notes at maturity; (3) a default in the payment of any interest following the deferral of interest payments by the Company for twenty (20) consecutive quarters; (4) a default in the Company’s performance, or breach, of any covenant or warranty in the Indenture which is not cured within thirty (30) days; (5) the institution of any bankruptcy or similar proceedings by or against the Company; or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.

     The Company also has entered into a related Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the Trust Preferred Securities, and the payment of the principal of the Trust Preferred Securities when due, either at maturity or on redemption, but only if, and to the extent that, the Trust fails to pay distributions on or the principal of the Trust Preferred Securities after having received interest payments or the principal payments on the Notes from the Company for the purpose of paying those distributions or the principal amount of the Trust Preferred Securities.
The offering of the Trust Preferred Securities was made to Merrill Lynch International, as the initial purchaser.
Item 3.02 Unregistered Sales of Equity Securities.
The information required by this item is included in Item 2.03 and incorporated herein by reference.
All of the securities described in Item 2.03 were issued in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.
Item 9.01 Exhibits

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 29, 2005	Bank of Commerce Holdings
/s/ Linda J. Miles
By: Linda J. Miles
Executive Vice President & Chief Financial Officer

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